Portions of this document have been redacted pursuant to a Request for Confidential Treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Redacted portions are indicated with the notation “*”.

SERVICES AGREEMENT

This Services Agreement (“Agreement”) is entered into as of the 8th day of October 2013 (“Effective Date”) between Novartis Pharma AG located at Lichtstrasse 35, CH-4056 Basel, Switzerland (“Novartis”) and Enumeral Biomedical Corporation (a Delaware Company), located at 1450 Broadway 24th floor, New York, NY, 10018 (“Enumeral”), each individually a “Party” or collectively “Parties” to this Agreement.

WHEREAS Enumeral has proprietary technology and special expertise and a longstanding experience in the field of microwell devices for the immunological and genetic analyses of single cells.

WHEREAS Novartis wishes to retain the services of Enumeral in the field of microwell systems to evaluate the applicability of the technology for the ex-vivo assessment of * from human samples *.

NOW THEREFORE, the Parties agree as follows:

1.	THE SERVICES

1.1	Enumeral agrees to perform the services as described in Annex A attached hereto (the “Services”).

1.2	Enumeral shall not subcontract the Services.

1.3	Enumeral warrants that it shall provide the Services in accordance with the terms of this Agreement.

1.4	Service Provider further warrants that it will provide the Services in a timely and professional manner, in conformance with that level of care and skill ordinarily exercised by other professionals in similar circumstances; and in compliance with all applicable laws and regulations.

1.5	The Parties shall regularly communicate about all relevant matters with regard to the Services. Enumeral shall promptly inform Novartis about any unforeseen results, problems, difficulties, delays, etc. with regard to the Services. In case of a delay in the execution and/or performance of the Services, the Parties shall discuss the reasons for any such issues and reasonable corporate to arrive at a solution. Without waiving any rights hereunder, Novartis agrees to review the timelines in case of a delay by Enumeral in order to agree on revised timelines.

1.6	At the conclusion of the Services, Enumeral will provide to Novartis the Novartis’ Results (as defined in Section 4.3) generated during the performance of the Services in formats as outlined in Annex A. If results of Services are transferred from Enumeral to Novartis by email, a secure email system as suggested by Novartis shall be used.

1.7	Enumeral shall grant Novartis access to any data generated during the performance of the Services, including without limitation electronic raw data and data contained in laboratory notebooks Upon Novartis’ request Enumeral will provide Novartis with copies of data. Novartis will reimburse Enumeral for reasonable costs directly related to providing Novartis with the requested copies.

1.8	Enumeral will apply its proprietary technologies and materials as defined in Annex A (“Enumeral Technology“) in the performance of the Services. Enumeral represents that it owns or has the right to use all rights to the Intellectual Property which it shall use to perform the Services pursuant to this Agreement.

1.9	Novartis shall provide to Enumeral on an ongoing basis during the term of this Agreement such information and data as Enumeral reasonably requests for the performance of the Services.

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1.10	Novartis will provide to Enumeral biological and/or chemical materials (“Novartis Materials”) as defined in Annex A for the performance of the Services and shall provide to Enumeral information related to such materials as reasonably required by Enumeral in order to perform the Services. Enumeral shall use Novartis Materials only for the purpose of performing the Services in accordance with this Agreement. Novartis shall provide Enumeral with instructions about how to handle remaining Novartis Materials after completion of the Services prior to the conclusion of the Project. Enumeral shall comply with Novartis’ instructions to either (i) destroy any Novartis Material at Enumeral’s costs; or (ii) transfer Novartis Materials in accordance with Novartis’ instructions to Novartis, its Affiliates and/or a third party as indicated by Novartis in writing. Costs related to the shipment of Novartis Materials shall be borne by Novartis.

2.	PAYMENT TERMS

2.1	In consideration of the performance of the Services by Enumeral, Novartis agrees to pay Enumeral in accordance with the payment schedule set forth in Annex A.

2.2	Upon completion of the Services as defined in the payment schedule in Annex A, Enumeral shall send an invoice to Novartis Pharma AG, Zentraler Faktureneingang, Lichtstrasse 35, 4002 Basel, Switzerland with a copy to *. The invoice must contain: (i) Enumeral name and address; (ii) the Services to which the invoice relates, the name of Novartis’ project leader (iii) the purchase order number; (iii) the amount invoiced; (iv) Enumeral’s VAT number, if applicable; and (v) Enumeral’s account information. Except as specified in this Agreement, Enumeral will receive no other payments or reimbursements from Novartis for or in connection with the Services.

2.3	Payment will be made by Novartis within sixty (60) days from the date of receipt of the invoice, to the bank account specified by Enumeral in accordance with Section 2.2.

3.	CONFIDENTIALITY

3.1	Enumeral undertakes to treat all scientific, technical, commercial and/or other information, data, documents, results, etc., in whatever medium provided, which were (i) provided by or on behalf of Novartis or (ii) otherwise obtained or developed in connection with the performance of Services under this Agreement, including but not limited to the Novartis Results, (“Novartis Information”) as confidential, except for Novartis Information which Enumeral is able to demonstrate:

(a)	was already in the possession of Enumeral at the time it was acquired from Novartis;

(b)	is already generally available to the public, or subsequently becomes so available without default on the part of Enumeral;

(c)	is received by Enumeral from a third party who did not acquire it directly or indirectly from Novartis in confidence; or

(d)	is developed by Enumeral, independently from the Novartis Information disclosed;

For the sake of clarity, information incorporated in the Enumeral Technology, Enumeral Background IP and Enumeral Improvements, shall not be considered Novartis Information.

3.2	Nothing in Section 3 shall prevent the disclosure of those parts of the Novartis Information which are required to be disclosed by law or court order; provided however that if Enumeral is so required to disclose any such Novartis Information, it shall provide Novartis prompt written notice of such requirement so that Novartis may seek a protective order or other appropriate remedy to prevent or limit such disclosure.

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3.3	Enumeral represents and warrants that the Novartis Information will be used exclusively for the purposes of this Agreement.

3.4	After termination or expiry of this Agreement, Enumeral will upon Novartis written request return to Novartis or, at Novartis’ option, will destroy any documents, reports and data provided by Novartis, documents, reports and data containing Novartis Information, as well as all copies of and extracts from such documents, reports and data. Nevertheless Enumeral may retain one (1) copy for the sole purpose of compliance with Enumeral’s legal obligations under applicable law. Enumeral’s obligation under this Section 3.4 relate to any documents, reports and data in whatever medium provided.

3.5	In case there is no confidentiality agreement in place between the Parties relating to the negotiations of this Agreement, Enumeral represents and warrants that Novartis Information received from and/or on behalf of Novartis in the course of the negotiations of this Agreement have been and will be treated in accordance with the confidentiality obligations as set forth in this Section 3.

4.	OwnerSHIP And INTELLECTUAL PROPERTY

4.1	All tangible and intangible materials, data, results, information, documents, and reports, including but not limited to Novartis Materials, provided to Enumeral by and/or on behalf of Novartis in connection with this Agreement, in any form whatsoever, and any rights therein which were owned by or licensed to Novartis prior to being provided to Enumeral, shall remain the sole property of Novartis (the “Novartis Background IP”). Enumeral shall acquire no right, title or interest in the Novartis Background IP as a result of its performance of the Services. Enumeral is entitled to use, free of charge, the Novartis Background IP solely in connection with this Agreement for the purpose of performing the Services.

4.2	All intellectual property of Enumeral including without limitation Enumeral Technology which was owned by or licensed to Enumeral prior to the Effective Date of this Agreement, shall remain the sole property of Enumeral (the “Enumeral Background IP”).

4.3	All inventions resulting from the performance of the Services, which are directed to or are an improvement of Enumeral Technology and the Enumeral Background IP, and explicitly excluding Novartis Background IP shall be owned by Enumeral (“Enumeral Improvements”), and Novartis hereby assigns to Enumeral all rights and title to such inventions. For the avoidance of doubt, Enumeral Improvements do not include any Novartis Background IP, including without limitation, Novartis Materials.

4.4	All tangible and intangible materials, data, results, information, documents, reports, inventions and discoveries (whether patentable or not), and know-how resulting from or arising out of the actual performance of the Services (“Results”) and/or developed either by a Party alone or by both Parties in connection with this Agreement which are specific for and inseparable from the Services , and any rights therein (but explicitly excluding Enumeral Technology, Enumeral Background IP, and Enumeral Improvements), developed by Enumeral during the performance of the Services in accordance with this Agreement (the “Novartis Results”) are hereby assigned to and shall be the exclusive property of Novartis (or its designees) and may be used and/or transferred by Novartis and/or its Affiliates at their sole discretion with no further payment or other obligation to Enumeral. In particular, Novartis shall be the owner of, and shall be entitled exclusively to use for any purpose and commercially exploit at its sole discretion, all Novartis Results produced and/or developed by Enumeral without any further obligation to, or the consent of Enumeral. Enumeral shall have no rights whatsoever in the Novartis Results. For the sake of clarity, Novartis Results shall be considered Novartis Information (as defined in Section 3.1), and includes all Results directed to and identifying * as described in Exhibit A.

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4.5	Enumeral agrees to, and to cause any employees to assign all right, title and interest in and to any Novartis Results to Novartis or its designee, and to execute promptly all documents and take all such other action as may be reasonably requested by Novartis in order to permit Novartis to obtain the benefit of its rights under this Agreement.

4.6	Novartis shall be free to use and dispose of any Novartis Results and respective patent or other intellectual property rights without any further compensation or obligations to Enumeral, its employees and/or its subcontractors.

4.7	In the event of a third party asserting claims and/or filing suit against Enumeral due to an alleged infringement of patents or other intellectual property rights in connection with the performance of the Services by Enumeral (an “Action”), Enumeral shall promptly inform Novartis accordingly. Novartis and/or its Affiliates shall have the exclusive right to defend and control the defense of any such Action, where such Action specifically relates to Novartis Background Data and/or to Novartis Results (a “Novartis Action”), at its own costs, using counsel of its own choice, taking into account the reasonable interest of Enumeral. The Parties will fully cooperate on the best course of action for defense against any such Action; in particular, each Party shall have the right to propose defensive strategies and arguments and the other Party agrees to take such strategies and arguments reasonably into consideration. Notwithstanding any other obligations of Enumeral under this Agreement, Enumeral shall not enter into any amicable settlement or consent judgment with said third party without the prior written consent of Novartis. Novartis agrees to indemnify and hold harmless Enumeral and its affiliates (including officers, directors, employees and agents of Enumeral and/or its affiliates) from and against any and all such claims, suits and liabilities, including costs and fees (including without limitation reasonable attorneys’’ fees) (collectively the "Intellectual Property Claims") if related to such Novartis Action, except to the extent that such Intellectual Property Claims are based on Enumeral's utilization of Enumeral Technology for performing the Services.

4.8	In the event of a third party asserting claims and/or filing suit against Novartis due to a claim that the Enumeral technology infringes patents or other intellectual property rights of a third person(an “IP Action”), Novartis shall promptly inform Enumeral accordingly. Enumeral and/or its Affiliates shall have the exclusive right to defend and control the defense of any such IP Action, where such IP Action solely relates to Enumeral Technology or Enumeral Improvement (a “Enumeral Action”), at its own costs, using counsel of its own choice, taking into account the reasonable interest of Novartis. The Parties will fully cooperate on the best course of action for defense against any such IP Action; in particular, each Party shall have the right to propose defensive strategies and arguments and the other Party agrees to take such strategies and arguments reasonably into consideration. Notwithstanding any other obligations of Novartis under this Agreement, Novartis shall not enter into any amicable settlement or consent judgment with said third party without the prior written consent of Enumeral..

5.	INDEMNIFICATION

5.1	Enumeral agrees to indemnify, defend and hold Novartis (including all its officers, directors, employees, contractors and agents) harmless from and against any and all third party claims, demands, causes of action, damages, liabilities, losses, costs and expenses, including reasonable attorneys’ fees (collectively, the “Claims”) related to Enumeral’s gross negligence or willful misconduct in performing of the Services in accordance with this Agreement, except to the extent that such Claims were caused by the gross negligence of Novartis. For the avoidance of doubt Enumeral shall only indemnify Novartis in an amount not to exceed the amount of consideration received by Enumeral in the performances of the Services.

5.2	Enumeral warrants that it has appropriate and adequate insurance to cover claims or damages for which it shall be liable under the terms of this Agreement. Upon request of Novartis, Enumeral shall provide reasonable evidence of its insurance.

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6.	TERM

6.1	This Agreement shall become effective on the Effective Date and shall automatically terminate on 31st of March 2014 unless earlier terminated in accordance with Section 7.

7.	TERMINATION

7.1	Either Party may terminate this Agreement immediately at any time by written notice if the other Party:

(a)	is in breach of any of its obligations under this Agreement and fails or is unable to remedy such breach within thirty (30) days of receipt of notice in writing specifying the breach.

(b)	is or states that it is unable to pay its debts as they fall due, enters into any scheme of arrangement or composition with, or assignment for the benefit of all or any class or creditors, is wound up or has a liquidator, provisional liquidator, receiver and manager or statutory or other official manager appointed over all or any part of its property.

7.2	Termination of this Agreement shall be without prejudice to any claim or right of action of either Party against the other Party for any prior breach of this Agreement. The provisions of Section 3, Section 4, Section 5, Section 8 and Section 9 shall remain in force and effect notwithstanding the termination or expiration of this Agreement.

8.	PUBLICATIONS

Neither Party shall make any publication, lecture, manuscript, poster presentation or other disclosure or dissemination (oral or written) containing Confidential Information or Results or referring to the Services, either during the term of this Agreement or after its termination or expiration, without the prior written approval of or the other Party.

9.	PUBLICITY

9.1	Enumeral may disclose that Novartis has retained Enumeral for professional services in immunological profiling without the prior written permission of Novartis. However, Enumeral may disclose that it has entered into this Agreement to current and prospective shareholders, investors and lenders. For the sake of clarity, Enumeral may only disclose the terms of this Agreement under confidentiality obligations at least as stringent as the confidentiality terms contained in this Agreement, and only in connection with disclosure to and response to questions arising from prospective shareholders, investors and lenders in Enumeral; said disclosure would not be aimed at publicity for the company.

9.2	Neither Party will use, or authorize others to use, the name, symbols, or marks of the other Party in any advertising or publicity material or make any form of representation or statement with regard to the Services which would constitute an express or implied endorsement by the other Party of any commercial product or service without that other Party’s prior written approval.

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10.	MISCELLANEOUS

10.1	Assignment. This Agreement shall not be assignable in whole or in part without the prior written consent of the other Party, except that Novartis shall be entitled to assign this Agreement or any rights and obligations pertaining to this Agreement to any of its Affiliates or to a company taking over all or substantially all of its pharmaceutical business. “Affiliate” as used in this Agreement shall have the meaning, with respect to a party, any Person that controls, is controlled by, or is under common control with that party. For the purpose of this definition, “control” shall mean, direct or indirect, ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby the entity or person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. In the case of entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity. For the purpose of this Agreement the Genomics Institute of the Novartis Research Foundation, San Diego, California, USA, and the Friedrich-Miescher Institute for Biomedical Research, Basel, Switzerland, shall also be considered as Novartis’ Affiliates.

10.2	Conflicting obligations. The Parties covenant and represent that each of them has full right and authority to enter into this Agreement and to accept all the obligations under this Agreement, that they have no obligations with any third party which is in conflict with their obligations under this Agreement, and that they will during the term of this Agreement not enter into such obligations without the prior written consent of the other Party.

10.3	Applicable law, Venue. This Agreement shall be construed in accordance with, and governed by, the laws of New York, without regard to the conflicts of law provisions. Any dispute arising out of this Agreement shall be submitted exclusively to the competent courts of New York, New York, without restricting any rights of appeal.

10.4	Notices. Any notice required or authorized to be served hereunder shall be deemed to have been properly served if delivered by hand, or sent by registered or certified mail, or sent by facsimile transmission confirmed by registered or certified mail, to the party to be served at the address specified by such party for that purpose, or, if no such address is specified, at the address given at the head of this Agreement. Notices sent by post shall be deemed to have been delivered within seven days after the date of posting. Notices sent by facsimile shall be deemed to have been delivered within 24 hours of the time of transmission.

10.5	Entire Agreement. This Agreement represents the entire agreement and understanding between the parties relating to the subject matter of this Agreement, and supersedes all documents or verbal consents or understandings (if any) given or made between the parties prior to the date of this Agreement. None of the terms of this Agreement may be amended or modified except by an instrument in writing signed by authorized representatives of the parties.

10.6	Waivers. Neither party shall be deemed to have waived its rights under this Agreement unless such waiver is in writing and signed by such party and such waiver by one party of a breach of any provision of this agreement by the other party shall not be deemed to be a waiver of any subsequent or continuing breach of such provision or of the breach of any other provision of this Agreement by that other party. Any delay or omission on the part of any party in the exercise of its strict rights hereunder will not impair those rights nor will it constitute a renunciation or waiver of those rights. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative, and none of them shall be a limitation of any other right, remedy, undertaking, obligation, or agreement of any of the parties.

10.7	Force Majeure. Neither party shall be liable to the other party for any failure to perform any obligation on its part hereunder to the extent that such failure is due to circumstances beyond its control which it could not have avoided by the exercise of reasonable diligence. The affected party shall however notify the other party as soon as practicable of the occurrence of any such circumstance, and the parties shall meet to consider what steps, if any, can be taken to overcome any issues.

10.8	Relationship. In performing the Services, Enumeral is acting as an independent contractor and not as servant or agent of Novartis.

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10.9	Headings. Headings in this Agreement are included for ease of reference only and have no legal effect.

10.10	Annexes. All Annexes to this Agreement shall form an integral part of this Agreement. With regard to any conflict between the terms of such Annexes and the terms of this Agreement, this Agreement shall govern.

10.11	Third Party Code of Conduct. Novartis gives preference to third parties who share Novartis’ societal and environmental values, as set forth in the Novartis Third Party Code:

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives.

NOVARTIS PHARMA AG	ENUMERAL BIOMEDICAL CORP.

By: /s/ Hans-Peter Knopf	By: /s/ Derek Brand

Name: Hans-Peter Knopf	Name: Derek Brand

Title: Senior Biologics Expert Integrated	Title: VP Business Development and Finance
Biologics Profiling

NOVARTIS PHARMA AG

By: /s/ Anette Karle	By: /s/ John J. Rydzewski

Name: Anette Karle	Name: John J. Rydzewski

Title: Fellow Law Head	Title: Executive Chairman

List of Annexes:

Annex A:	Services
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ANNEX A

Services

PART I: PROJECT INFORMATION

A.	Project Title: Enumeral technology evaluation

B.	General Description

This program will utilize Enumeral’s proprietary technology for the ex-vivo assessment of * from human samples *. In some cases, * therapeutics can lead to significant adverse events such as *. * models of * can be poor predictors of the * response, leaving development groups with insufficient (or in some cases inapplicable) data on which to base development decisions.

The ability to expose human cells ex-vivo, subsequently followed by interrogation of *, at the level of single cells, allows enumeration of the responses and importantly enables the resolution of the cellular subset originating the key response.

This program provides an example of how Enumeral’s technology can be applied to the discovery and development process, and the potential to provide a more specific and reliable prediction of human responses to the administration of * therapeutics.

C.	Services and Timeframe

Goal

Identify * responses to * therapeutics in samples of human * using Enumeral’s technology. An assay will be developed which will allow identification of * profiles and expression of cell surface markers at the level of single cells, and will be applied to patient samples using * supplied by Novartis, including a positive control *), negative control (*), and * experimental groups, *. * will be provided by Novartis.

Experimental Plan

The experimental plan for this program will proceed in two stages:

1. Assay design and testing

2. Assessment of * profiles under multiple stimulation conditions

Assay Design and Testing

Enumeral’s scientists will develop an assay that will measure * and cell surface markers suggested in discussions with Novartis scientists. Figure 1, below, shows a proposed assay design which includes suggested * along with cell surface markers associated with *. Potential alterations to the proposed assay design, such as indicators of * (such as * or surface markers) may be made after further discussion with Novartis.

The assay will be validated with spot assays to ensure there is no appreciable bleed through between detection channels and there is a sufficient signal to noise ratio (SNR) in each channel in order to execute the proposed experiments.

*

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Assessment of * profiles from ex-vivo human samples

* responses from ex-vivo human samples will be assessed in samples of * under multiple incubation conditions, specifically * (Negative Control), * (Positive control), * (Experimental conditions A and B, respectively). Blood samples will be sourced commercially (e.g. Research Blood Components) with * patients being tested in all.

*

Enumeral Technology:

Enumeral’s technology has the ability to comprehensively measure single-cell phenotypes with high throughput and high sensitivity by using addressable arrays of sub-nanoliter wells for single-cell, analysis of secreted *, cell surface markers, and gene expression. Advantages include:

•	Screening of single, unaltered cells. The full repertoire of cellular expression – antibodies, * from any tissue is available for screening and analysis is unbiased.
•	Measurement of many factors in parallel. Antibody *, and genetic expression via in-well RT-PCR can be assayed from the same population of cells.
•	Unmatched sensitivity. Because cells reside in such a small volume *, very small amounts of * are needed for detection. Sensitivity can be greater than *.
•	Ideal for small samples. Cells are loaded directly onto the device without chemical or mechanical disturbance, preserving the full population of cells from a given sample for analysis.
•	Applicable to any cell/tissue types. Widely demonstrated on blood samples, this technology can be applied to cells from any tissues (e.g. CSF, gut).

Process: (1-4) 50 ☐m x 50☐m x 50☐m (~85,000) wells are created on a thin molded slab of polydimethylsiloxane (PDMS) the size of a standard microscope slide. Microwells are loaded with cells from suspension and allowed to settle into wells. Array is placed in contact with a glass slide functionalized to bind proteins or analytes secreted from the cells. This seals each microwell to define a collection of independent sub-nanoliter cultures confining each cell and its secreted proteins. (5-8) Following protein capture, the cover slide is removed for analysis – microwells are imaged via fluorescence microscope to verify well occupancy and identify cell surface markers. Cover slide is processed using commercially-available “detector” antibodies to illuminate captured proteins. Cover slide is read in a microarray reader, and “hits” are spatially correlated to cells in the associated microwells. Cells in microwells remain viable and can be retrieved for expansion/further study.

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D.	Novartis Materials

Novartis will provide *.

PART II: COSTS AND PAYMENT SCHEDULE

In consideration of the Project performed by Enumeral, Novartis agrees to pay to Enumeral a fee in the amount of * according to the payment schedule outlined below plus VAT if applicable.

Payment schedule:

Services	Milestone	Deliverable	Deliverable due date	Payment
$50,000 up front
Assay design and testing	#1 Novartis approval of interim data report	Interim data report with results from *	*	*
Assessment of * profiles under multiple stimulation conditions	#2 Novartis approval of final report	Final Report detailing the results of the *	*	*
*

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